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                                                                 Exhibit 99.2


[LAMSON & SESSIONS LOGO]


25701 Science Park Drive
Cleveland, Ohio  44122

FOR IMMEDIATE RELEASE

LAMSON & SESSIONS COMPLETES PYRAMID ACQUISITION

         CLEVELAND, Ohio - September 25, 2000 - Lamson & Sessions (NYSE: LMS), announced that its acquisition of Pyramid Industries, Inc., which is headquartered in Erie, Pennsylvania, was completed on September 22, 2000. Pyramid, a manufacturer of custom fiber optic conduit systems, will operate as a subsidiary of Lamson.

         "We are very pleased to complete this significant step in expanding our presence in the telecommunications infrastructure market," said John B. Schulze, Chairman, President and Chief Executive Officer. "The addition of Pyramid complements the expansion of our high-density polyethylene (HDPE) extrusion capacity which we have been pursuing this year."

         The transaction is valued at nearly $52 million in cash. "It will have an immediate favorable impact on Lamson & Sessions net sales growth without diluting our earnings per share," added Mr. Schulze.

         Lamson & Sessions, with sales of approximately $300 million in 1999, is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. The Company employs approximately 980 associates.

         This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of polyvinyl chloride resin pricing, (ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) maintaining a stable level of housing starts, consumer confidence and general construction trends, and (iv) a reversal in the country's general pattern of economic improvement affecting the markets for the Company's products. For additional information, please visit our Web site at: www.lamson-sessions.com.

FOR FURTHER INFORMATION, PLEASE CONTACT:
James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557